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SLAUGHTER AND MAY

                                                                     EXHIBIT 8.3

                                                                 2 April 2004

                                                                 Your reference
The Directors,
Platinum Underwriters Holdings, Ltd.                             Our reference
The Belvedere Building,                                          HMN/LAW
69 Pitts Bay Road
Pembroke HM08                                                    Direct line
Bermuda                                                          020 7090 5043

Dear Sirs,

INTRODUCTION

1. We have acted as English legal advisers to you (the "Company") in connection with the Registration Statement on Form S-3 to be dated on or around the date of this letter (the "Form S-3") relating to the proposed issue of common shares and securities and sale of common shares in the capital of the Company (the "Shares").

2. This letter may be relied on only by you and may be used only in connection with the issue and sale of the Shares. Neither its contents nor its existence may be disclosed to any other person unless we have given our prior written consent as set out below.

SCOPE

3. This opinion is confined to certain matters of United Kingdom tax law and Inland Revenue practice as at the date hereof. We have not made any investigation of, and do not express any opinion on, the tax law of any jurisdiction other than the United Kingdom. In particular, we express no opinion on European Community law as it affects any jurisdiction other than the United Kingdom.

ASSUMPTIONS

4. In giving this opinion, we have examined and relied upon a copy of the Form S-3 dated 19th March 2004 and have assumed:

         (A) that the statements contained in the Form S-3 (other than the discussions set forth under the headings "The United Kingdom" and "United Kingdom Taxation" each in the section entitled "Certain Tax Considerations" in the Form S-3) are complete and accurate as at the date of this opinion;

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         (B)      that Platinum Re (UK) Limited is resident in the United
                  Kingdom for United Kingdom tax purposes;

         (C)      that the form of the Form S-3 provided to us is a true copy;

         (D) the authenticity, completeness and conformity to original documents of all copy documents examined by us;

         (E) that where a document has been examined by us in draft form, it has been or will be signed and/or given final approval in the form of the draft; and

         (F) that no other event occurs after the date hereof which would affect the opinion herein stated.

OPINION

5. On the basis of the assumptions set out in paragraph 4, we are of the opinion that the discussions set forth under each of the headings "The United Kingdom" and "United Kingdom Taxation" in the section entitled "Certain Tax Considerations" in the Form S-3, insofar as they relate to United Kingdom tax law and Inland Revenue practice, are a fair summary of the material United Kingdom tax laws and Inland Revenue practices referred to therein.

CONSENT

6. We hereby consent to the disclosure of this opinion letter as an exhibit to the Form S-3 and its consequent filing with the SEC.

                                Yours faithfully,

                                SLAUGHTER AND MAY